Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-4 of our report dated March 15, 2016 relating to the financial statements and financial statement schedule, which appears in Farmland Partners Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015. We also consent to the incorporation by reference of our report dated May 18, 2016 relating to the statement of revenue and certain operating expenses of Forsythe Family Farms for the year ended December 31, 2015, which appears in the Current Report on Form 8-K/A dated May 18, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Denver, CO

December 5, 2016